Exhibit 99.1

Flexsteel Reports Third Quarter Results

DUBUQUE, Iowa--(BUSINESS WIRE)--April 26, 2018--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported third quarter and fiscal year-to-date financial results.

Financial Highlights:

  Net sales were $126.9 million, up 5.0%, a record third quarter;
  Net sales were $376.1 million for the current nine months, an increase of 7.1%; and
  Gross margin for the third quarter improved 0.6% of net sales to 21.8% compared to the second quarter.

Net sales for the quarters ended March 31, (in millions):

	2018	2017	$ Change	% Change
Residential	$105.3	$102.6	$2.7	2.6%
Contract	21.6	18.2	3.4	18.7%
Total	$126.9	$120.8	$6.1	5.0%

Net sales for the nine months ended March 31, (in millions):

	2018	2017	$ Change	% Change
Residential	$317.9	$296.8	$21.1	7.1%
Contract	58.2	54.5	3.7	6.8%
Total	$376.1	$351.3	$24.8	7.1%

Net sales were $126.9 million for the quarter compared to net sales of $120.8 million in the prior year quarter, an increase of 5.0%. For the quarter, higher residential net sales are primarily due to new customers and to a lesser extent sales price increases offset by volume decreases in ready to assemble furniture. Higher contract net sales are primarily due to increased volume offset by the previously disclosed intentional decrease in sales to certain customers.

Net sales were $376.1 million for the nine months ended March 31, 2018, an increase of 7.1%. For the nine months, higher residential net sales are due to increased sales volume and to a lesser extent new customers. Higher contract net sales are primarily due to increased volume offset by the previously disclosed intentional decrease in sales to certain customers.

Gross margin as a percent of net sales for the quarter ended March 31, 2018 was 21.8%, compared to 23.6% for the prior year quarter. For the nine months ended March 31, 2018, gross margin as a percent of net sales was 21.6%, compared to 23.3% for the prior year period. The decrease in gross margin as a percentage of net sales is primarily due to inflationary pressures including labor, raw material and delivery costs partially offset by volume leverage on fixed costs. The current quarter also includes $0.6 million or 0.5% of net sales for anticipated costs related to a voluntary field replacement of a dual USB control in certain power reclining furniture styles.

Selling, general and administrative (SG&A) expenses were 15.5% of net sales in the current year quarter, compared to 14.6% of net sales in the prior year quarter. The prior year quarter included $2.3 million offset to expense related to the Indiana litigation cost reimbursement, with $1.1 million or 0.9% of net sales reported in “Selling, general & administrative” and $1.2 million or $0.09 per share reported in “Litigation settlement reimbursements.”

For the nine months ended March 31, 2018, SG&A expenses decreased to 15.3% compared to 15.6% in the prior year period primarily due to improved fixed cost leverage. The current fiscal year also includes $0.6 million or 0.2% of net sales related to the business information system testing, training and readiness. The nine months ended March 31, 2017 included $2.1 million offset to expense related to the Indiana litigation, with $0.9 million or 0.2% of net sales reported in “Selling, general & administrative,” and $1.2 million or $0.09 per share reported in “Litigation settlement reimbursements.”

As reported earlier in this fiscal year, the Company completed a $6.5 million sale of a facility and recognized a pre-tax gain of $1.8 million. The after-tax basis reported in “Gain on sale of facility” is $1.3 million or $0.16 per share.

The effective tax rate for the current year quarter was 29.6% compared to 37.2% in the prior year quarter. For the nine months ended March 31, 2018, the effective tax rate was 30.0% compared to 37.5% in the prior year period. The current fiscal year results were positively impacted by the passage of the Tax Cuts and Jobs Act (Tax Reform) resulting in a $0.24 per share increase in net income. Beginning in fiscal year 2019, the Company expects an effective tax rate range of 25% to 27%.

The above factors resulted in net income of $5.7 million or $0.72 per share for the quarter ended March 31, 2018, compared to $7.6 million or $0.96 per share in the prior year quarter. For the nine months ended March 31, 2018, net income was $18.1 million or $2.28 per share compared to $17.8 million or $2.26 per share in the prior year period.

As an update to our previous SEC filings, on April 26, 2018, the Company received a CERCLA 106(a) order for the Lane Street Groundwater Superfund Site located in Elkhart, Indiana from the United States Environmental Protection Agency. The Company is currently evaluating the impact of this order to our financial statements. As of this release, no amount has been recorded in the financial results for the period ended March 31, 2018.

Working capital (current assets less current liabilities) at March 31, 2018 was $161 million compared to $158 million at June 30, 2017. Changes in working capital include increases of $7 million in inventory, $3 million in accounts receivable, and a decrease of $5 million in cash and cash equivalents. Accounts receivable increased due to increased sales volume. Inventory increased to improve service levels.

For the nine months ended March 31, 2018, capital expenditures were $20.1 million including $9.6 million invested to upgrade the business information system and $7.7 million for the construction of a new manufacturing facility.

All earnings per share amounts are on a diluted basis.

Outlook

The Company expects the fourth fiscal quarter net sales to be similar to the prior year fourth quarter. The Company expects continued inflationary pressure on certain raw materials and moderating labor cost increases. The Company is focused on gross margin expansion through targeted sales price increases, enhanced service levels and driving operational efficiencies.

During the current fiscal year, the Company completed deployment one testing, training and readiness cycles for the business information system. During the readiness phase, the Company determined that multiple deployments would best ensure effective implementation. The Company entered the stabilization phase of deployment one in April 2018. The Company expects completion of the business information system implementation during the first half of fiscal year 2019.

For the balance of the fiscal year, the Company expects capital expenditures of $3 million related to business information system software and development, $6 million for the construction of a manufacturing facility and $1 million for operations. The Company believes it has adequate working capital and borrowing capabilities to meet these requirements.

The Company remains committed to its core strategies, which include providing a wide range of quality product offerings and price points to the residential and contract markets, combined with a conservative approach to business. The Company will maintain its focus on a strong balance sheet through emphasis on cash flow and increasing profitability. The Company believes these core strategies are in the best interest of its shareholders.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) was incorporated in 1929 and is one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States. Product offerings include a wide variety of upholstered and wood furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. The Company’s products are intended for use in home, office, hotel, healthcare and other contract applications. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which our name “Flexsteel” is derived. The Company distributes its products throughout the United States through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, product recalls, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31,	June 30,
	2018	2017
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$23,606	$28,874
Investments	17,960	17,958
Trade receivables, net	45,292	42,362
Inventories	106,195	99,397
Other	7,718	6,659
Total current assets	200,771	195,250

NONCURRENT ASSETS:
Property, plant, and equipment, net	82,084	70,661
Other assets	2,953	4,134

TOTAL	$285,808	$270,045

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$17,367	$16,758
Accrued liabilities	22,481	20,437
Total current liabilities	39,848	37,195

LONG-TERM LIABILITIES:
Other long-term liabilities	1,860	2,090
Total liabilities	41,708	39,285

SHAREHOLDERS’ EQUITY	244,100	230,760

TOTAL	$285,808	$270,045

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2018	2017	2018	2017
NET SALES	$126,861	$120,750	$376,087	$351,330
COST OF GOODS SOLD	(99,229)	(92,304)	(294,913)	(269,506)
GROSS MARGIN	27,632	28,446	81,174	81,824
SELLING, GENERAL AND ADMINISTRATIVE	(19,681)	(17,588)	(57,596)	(54,846)
LITIGATION SETTLEMENT REIMBURSEMENTS	--	1,175	--	1,175
GAIN ON SALE OF FACILITY	--	--	1,835	--
OPERATING INCOME	7,951	12,033	25,413	28,153
OTHER INCOME	158	101	457	252
INCOME BEFORE INCOME TAXES	8,109	12,134	25,870	28,405
INCOME TAX PROVISION	(2,400)	(4,510)	(7,760)	(10,640)
NET INCOME	$5,709	$7,624	$18,110	$17,765

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,853	7,804	7,844	7,770
Diluted	7,930	7,922	7,929	7,872

EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.73	$0.98	$2.31	$229
Diluted	$0.72	$0.96	$2.28	$2.26

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended
	March 31,
	2018	2017
OPERATING ACTIVITIES:
Net income	$18,110	$17,765
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	5,398	6,038
Stock-based compensation expense	909	1,364
Deferred income taxes	806	953
Excess tax benefit from share-based payments	--	(1,401)
Change in provision for losses on accounts receivable	(110)	--
Gain on disposition of capital assets	(1,794)	(147)
Changes in operating assets and liabilities	(9,030)	(884)
Net cash provided by operating activities	14,289	23,688

INVESTING ACTIVITIES:
Net purchases of investments	(67)	(10,095)
Proceeds from sale of capital assets	6,152	147
Capital expenditures	(20,149)	(9,764)
Net cash used in investing activities	(14,064)	(19,712)

FINANCING ACTIVITIES:
Dividends paid	(5,018)	(4,499)
Proceeds from issuance of common stock	77	1,071
Shares issued to employees, net of shares withheld	(552)	(1,131)
Excess tax benefit from share-based payments	--	1,401
Net cash used in financing activities	(5,493)	(3,158)

(Decrease) increase in cash and cash equivalents	(5,268)	818
Cash and cash equivalents at beginning of period	28,874	36,780
Cash and cash equivalents at end of period	$23,606	$37,598

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Marcus D. Hamilton, 563-585-8122
Chief Financial Officer